SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 33-67848

                      Essex Hospitality Associates III L.P.
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             (Exact name of registrant as specified in its charter)

         100 Corporate Woods, Rochester, New York 14623, (716) 272-2300
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Limited Partnership Units and Mortgage Notes
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [ ]                   Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(1)(ii) [ ]                   Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(i)  [ ]                   Rule 12h-3(b)(2)(ii) [ ]
          Rule 12g-4(a)(2)(ii) [ ]                   Rule 15d-6           [X]
          Rule 12h-3(b)(2)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 299

Pursuant to the requirements of the Securities Exchange Act of 1934 Essex Hospitality Associates III L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:__________________________                By: _____________________________
                                                   Essex Partners Inc., Managing
                                                   General Partner
                                                   John E. Mooney, President